      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998

                                            REGISTRATION STATEMENT NO. 333-47715
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          REGISTRY MAGIC INCORPORATED
                 (Name of Small Business Issuer in Its Charter)
                             ---------------------

              FLORIDA                               7372                              65-0623427
  (State or Other Jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
  Incorporation or Organization)           Classification Number)                 Identification No.)

                        ONE SOUTH OCEAN BLVD., SUITE 206
                              BOCA RATON, FL 33432
                                 (561) 367-0408
         (Address and Telephone Number of Principal Executive Offices)
                             ---------------------
                            WALT NAWROCKI, PRESIDENT
                          REGISTRY MAGIC INCORPORATED
                      ONE SOUTH OCEAN BOULEVARD, SUITE 206
                           BOCA RATON, FLORIDA 33432
                                 (561) 367-0408
           (Name, Address and Telephone Number of Agent For Service)
                             ---------------------
                        COPIES OF ALL COMMUNICATIONS TO:

                JAMES SCHNEIDER, ESQ.                                   FRAN STOLLER, ESQ.
                MATTHEW MILLER, ESQ.                                      JULIE YOO, ESQ.
        ATLAS, PEARLMAN, TROP & BORKSON, P.A.                  BACHNER, TALLY, POLEVOY & MISHER, LLP
       200 EAST LAS OLAS BOULEVARD, SUITE 1900                          380 MADISON AVENUE
              FORT LAUDERDALE, FL 33301                               NEW YORK, NY 10017-2590
              TELEPHONE: (954) 763-1200                              TELEPHONE: (212) 687-7000
            FACSIMILE NO. (954) 766-7800                           FACSIMILE NO. (212) 682-5729

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering.
[ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
             TITLE OF EACH                     SHARES         PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
          CLASS OF SECURITIES                   TO BE          OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
            TO BE REGISTERED                 REGISTERED          PER UNIT(1)           PRICE(1)                FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...........    1,840,000(2)            $7.25             $13,340,000            $3,936
--------------------------------------------------------------------------------------------------------------------------
Representative's Warrants each to
  purchase one share of Common Stock,
  $.001 par value.......................       160,000              $.001                $160                  (3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...........     160,000(4)             $9.06             $1,449,600             $428.00
--------------------------------------------------------------------------------------------------------------------------
Amount Due..............................                                                                    $4,364.00
==========================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee.
(2) Assumes the Underwriters' over-allotment option to purchase up to 240,000 additional shares of Common Stock is exercised in full.
(3) None pursuant to Rule 457(g).
(4) Issuable upon exercise of the Representative's Warrants, together with such indeterminate number of shares of Common Stock as may be issuable by reason of the anti-dilution provisions contained therein.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================
trust agreement pursuant to which Lawrence Cohen, Chairman of the Board of the Company, has been granted the right to vote their shares in the same proportion as votes cast by the Company's other shareholders. The Company has been advised that a dispute exists as to the ownership of an aggregate of 240,000 of the shares beneficially owned by Harbor View and Mr. Schwartz. Based on supporting documentation reviewed by the Company and statements of Mr. and Mrs. Orr, the Company believes that the shares in question were assigned to Mr. Orr by Gregg Marcus in May 1997 in connection with a loan transaction. Mr. Marcus had acquired the shares from the Company in August 1996. In August 1997, Mr. Marcus submitted an affidavit of lost stock certificate to the Company pursuant to which the Company reissued the 240,000 shares to Mr. Marcus. The representations contained in the affidavit are inconsistent with certain transfer and assignment documentation subsequently supplied to the Company by Mr. and Mrs. Orr, and a lawsuit has been filed by Mrs. Orr against Mr. Marcus (whose counsel has advised the Company that he is a convicted felon) seeking, inter alia, delivery of a formal stock power for the transfer. It is the Company's present position, based on the foregoing, that the 240,000 shares were validly transferred to Mr. Orr and that Mr. Marcus is not currently a beneficial shareholder of the Company. However, Harbor View, Mrs. Orr and Mr. Schwartz have agreed to escrow 240,000 of the shares in the event it is ultimately determined that Mr. Marcus is entitled to all or a portion of the disputed shares. While neither the Company nor the Underwriter are parties to such litigation, there can be no assurance that during the course of the litigation either party will not seek to include the Company and/or the Underwriter as an additional party based on the Company's position as to the beneficial ownership of the 240,000 shares.

(7) The managing member of REACH ME is Mortimer D.A. Sackler.
(8) Such shares are held of record by The Spindler Trust, of which Mr. Spindler is the beneficial owner and trustee.
(9) Address is 380 Madison Avenue, New York, New York 10017. Mr. Misher is a nominee for director of the Company.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The Company was incorporated on October 11, 1995, and in connection with the commencement of operations and its initial capitalization between June and September 1996, issued an aggregate of 3,325,000 shares of Common Stock for $.001 per share to 16 persons, including issuances to members of the Company's management and its legal counsel. Each of such investors were either accredited and/or sophisticated investors, had pre-existing relationships with members of management of the Company, were employees or members of management of the Company and/or had access to relevant information pertaining to the contemplated operations of the Company. Accordingly, such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.


     Between November and December 1996, the Company sold 82 units of its securities consisting in the aggregate of $410,000 principal amount of its subordinated promissory notes and 410,000 shares of Common Stock to 40 investors for an aggregate cash investment of $1,845,000. All of such investors were accredited or otherwise have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investments, had access to or were provided with relevant financial and other information relating to the Company. Accordingly, such issuance was exempt from the registration provisions of the Securities Act in accordance with the exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. First Cambridge Securities, a registered broker-dealer which ceased operations in May 1997, served as placement agent for the private offering and received commissions of 10%, and warrants to purchase 100,000 shares of Common Stock of the Company exercisable at $6.00 per share. Such issuance was undertaken pursuant to the exemption provided by Section 4(2) of the Securities Act.


     In January 1997, the Company issued 58,000 shares of its Common Stock at $3.50 per share to three investors for an aggregate consideration of $203,000. All of such investors were accredited investors based on their financial resources, had knowledge of investments, had access to relevant information pertaining to the financial and other operations of the Company and had a pre-existing relationship with members of management of the Company. Accordingly, such issuance was exempt from the registration provisions of the Securities Act in accordance with the exemption provided by Section 4(2) of the Securities Act.

     On November 10, 1997, the Company issued 200,000 shares of its Common Stock at $5.00 per share for an aggregate consideration of $1,000,000 to 1-800-REACH ME, LLC. The latter, a dealer of the Company, had access to relevant financial and other information relating to the Company, that it is a sophisticated investor based on its knowledge of investments, had a pre-existing relationship with the Company and represented that it had the capacity to bear the economic risks of this investment. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1       --  Form of Underwriting Agreement*
 3.1       --  Articles of Incorporation, as amended*
 3.2       --  By-Laws*
 4.1       --  Form of Common Stock Certificate*
 4.2       --  Form of Subordinated Promissory Note issued to private investors*
 4.3       --  Promissory Note issued to Lawrence Cohen and addendum
               thereto*
 4.4       --  Form of Representative's Warrants*
 4.5       --  Form of Voting Trust Agreement with Harbor View Fund, Inc.
               and Sheldon Schwartz.**
 5.1       --  Opinion of Atlas, Pearlman, Trop & Borkson, P.A.*
10.1       --  1997 Stock Option Plan*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.2       --  Employment Agreement with Walt Nawrocki*
10.3       --  Employment Agreement with Lawrence Cohen*
10.4       --  Employment Agreement with Neal Bernstein*
10.5       --  Lease Agreements with Intervest -- One Ocean Plaza L.P.*
10.6       --  Prepaid Royalty Agreement with Lernout & Hauspie Speech
               Products, Inc.*+
10.7       --  Agreement with 1-800 REACH ME, LLC*
10.8       --  Phone Interactive Agreement*
10.9       --  Agreement with M.S. Management Associates, Inc.*
10.10      --  Licensing Agreement with International Business Machines
               Corporation and extension thereto*
10.11      --  Financial Advisory and Consulting Agreement*
10.12      --  Form of Lock-Up Agreement*
10.13      --  Indemnification Agreement*
23.1       --  Consent of BDO Seidman, LLP, Independent Certified Public
               Accountants*
23.2       --  Consent of Atlas, Pearlman, Trop & Borkson, P.A. (contained in such firm's opinion filed as Exhibit 5.1)*
24.1       --  Power of Attorney (incorporated in the signature pages of this Registration Statement)*
27.1       --  Financial Data Schedule*
27.2       --  Financial Data Schedule*
99.1       --  Consent of Sheldon E. Misher*


---------------

 * Previously filed
** Filed herewith
 + Portions of this Agreement have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

ITEM 28.  UNDERTAKINGS

     The undersigned Company hereby undertakes to:

          (1) File, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.

             (iii) Include any additional or changed material information on the plan of distribution;

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

          (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) The Company will provide to the Underwriters at the closing specified in the Underwriter's Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the city of Boca Raton, State of Florida on May 27, 1998.


                                          REGISTRY MAGIC INCORPORATED

                                          By: /s/ WALT NAWROCKI
                                            ------------------------------------
                                            Walt Nawrocki
                                            President

     In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.


                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                  /s/ WALT NAWROCKI                    President, Chief Executive          May 27, 1998
-----------------------------------------------------    Officer, Director and
                    Walt Nawrocki                        Principal Executive Officer

                 /s/ LAWRENCE COHEN                    Chairman of the Board               May 27, 1998
-----------------------------------------------------
                   Lawrence Cohen

                   /s/ TED GORDON                      Director                            May 27, 1998
-----------------------------------------------------
                     Ted Gordon

                 /s/ PAUL SPINDLER*                    Director                            May 27, 1998
-----------------------------------------------------
                    Paul Spindler

                  /s/ MARTIN SCOTT                     Secretary, Treasurer and            May 27, 1998
-----------------------------------------------------    Principal Financial and
                    Martin Scott                         Accounting Officer

               *By: /s/ LAWRENCE COHEN
  ------------------------------------------------
                   Lawrence Cohen
                 as Attorney-in-fact


                                      II-5